Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities of UBS AG	$100,000,000	$11,620.00
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT dated March 10, 2015 (To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

$100,000,000 ETRACS Monthly Reset 2xLeveraged ISE Exclusively Homebuilders ETN due March 13, 2045

The ETRACS Monthly Reset 2xLeveraged ISE Exclusively Homebuilders ETN due March 13, 2045 (the “Securities”) are a series of Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS) linked to the total return version of the ISE Exclusively Homebuilders Index (the “Index”). The Index is focused exclusively on homebuilding stocks. The Securities are senior unsecured debt securities issued by UBS AG (“UBS”). The Securities are designed to provide a two times leveraged long exposure to the performance of the Index compounded on a monthly basis, reduced by the Accrued Fees (as defined in the accompanying product supplement). Because the Securities are two times leveraged with respect to the Index, the Securities may benefit from two times any positive, but will be exposed to two times any negative, monthly compounded performance of the Index. The return on the Securities, however, can, and most likely will, differ significantly from two times the return on a direct investment in the Index. The Securities are very sensitive to changes in the performance of the Index, and returns on the Securities may be negatively impacted in complex ways by volatility of the Index on a monthly basis. Accordingly, the Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking monthly compounding leveraged investment results. Investors should actively and frequently monitor their investment in the Securities.

You will receive a cash payment at maturity, upon acceleration or upon exercise by UBS of its Call Right based on the monthly compounded leveraged performance of the Index less the Accrued Fees, calculated as described in the accompanying product supplement. You will receive a cash payment upon early redemption based on the monthly compounded leveraged performance of the Index less the Accrued Fees and the Redemption Fee, calculated as described in the accompanying product supplement. You will not receive any interest payments or coupons payments during the term of the Securities. In particular, you will not receive any periodic payments based on dividends on the Index Constituent Securities (as defined in the accompanying product supplement); however, because the Securities are linked to a “total return” index, dividends on the Index Constituent Securities, including ordinary and special dividends, are reflected in the level of the Index.

Payment at maturity or call, upon acceleration or upon early redemption will be subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call, acceleration or early redemption. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption, acceleration or upon exercise by UBS of its call right if the monthly compounded leveraged return of the Index is not sufficient to offset the negative effect of the Accrued Fees and the Redemption Fee, if applicable.

The general terms of the Monthly Reset 2xLeveraged ETRACS are described in the accompanying product supplement under the heading “General Terms of the Securities”, beginning on page S-32 of the product supplement. These general terms include, among others, the manner in which any payments on the Securities will be calculated, such as the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount or the Acceleration Amount, as applicable. These general terms are supplemented and/or modified by the specific terms of the Securities listed below. If there is any inconsistency between the terms described in the accompanying product supplement and the accompanying prospectus, and those described in this pricing supplement, the terms described in this pricing supplement will be controlling. Capitalized terms used herein but not otherwise defined have the meanings specified in the accompanying product supplement.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	March 10, 2015

Initial Settlement Date:	March 13, 2015

Term:	30 years, subject to your right to receive payment for your Securities upon redemption, acceleration upon minimum indicative value or exercise of the UBS Call Right, each as described in the accompanying product supplement.

Denomination/Principal Amount:	$25.00 per Security

Maturity Date:	March 13, 2045, subject to adjustment

Underlying Index:	The return on the Securities is linked to the total return version of the ISE Exclusively Homebuilders Index. The level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends, including ordinary and special dividends, on the Index Constituent Securities. For a detailed description of the Index and its methodology, see “The ISE Exclusively Homebuilders Index” beginning on page PS-14.

See “Risk Factors” beginning on page PS-1 of this pricing supplement and on page S-18 of the accompanying product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Pricing Supplement dated March 10, 2015

Annual Tracking Rate:	0.85% per annum

Financing Spread:	0.80% per annum

First Redemption Date:	March 19, 2015

Final Redemption Date:	March 6, 2045

First Call Date:	The first date that UBS may exercise its Call Right is March 14, 2016.

Monthly Initial Closing

Level for the Initial

Calendar Month:	16.93, the Index Closing Level (as defined in the accompanying product supplement) on the Initial Trade Date.

Monthly Reset Dates:	For each calendar month, the Monthly Reset Date is the first Trading Day of that month beginning on April 1, 2015 and ending on March 1, 2045, subject to adjustment.

Monthly Valuation Dates:	For each Monthly Reset Date, the Monthly Valuation Date is the last Trading Day of the previous calendar month, beginning on March 31, 2015 and ending on February 28, 2045, subject to adjustment.

Index Sponsor:	International Securities Exchange, LLC (“ISE” or “Index Sponsor”).

Index Calculation Agent:	Solactive AG (“Solactive”)

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “HOML”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Calculation Date:	March 8, 2045, unless that day is not a Trading Day, in which case the Calculation Date will be the next Trading Day, subject to adjustment.

Index Symbol:	RUFTR (NYSE and Bloomberg)

Intraday Indicative Value

Symbol of the Securities:	HOMLIV <INDEX> (Bloomberg); ^HOML-IV (Yahoo! Finance)

CUSIP No.:	90274P302

ISIN No.:	US90274P3029

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page PS-27 for more information.

We may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this pricing supplement, the accompanying product supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

Product Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413502/d818453d424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014 and references to the “accompanying product supplement” mean the UBS product supplement “UBS AG Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS),” dated November 14, 2014.

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are significantly riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. The Securities are two times leveraged with respect to the Index and, as a result, may benefit from two times any positive, but will be exposed to two times any negative, monthly performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to, among other things, fluctuations in the markets to which the Index Constituent Securities are tied and events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituent Securities or in the Index itself.

As more fully described in the accompanying product supplement, investing in the Securities, a series of Monthly Reset 2xLeveraged Exchange Traded Access Securities (ETRACS), involves significant risks. In addition to the risks relating to the Index, the structure of the Securities involves the risk of loss of your entire investment, leverage risk, correlation and compounding risk and market risk, among other complex risks. In addition, you will not receive any interest payments or coupon payments during the term of your Securities. As a result, the Securities may not be a suitable investment for some investors. We urge you to read the more detailed explanation of these risks described under “Risk Factors” in the accompanying product supplement, together with “Considerations Relating to Indexed Securities” in the accompanying prospectus and the other information in this pricing supplement, the accompanying product supplement and the accompanying prospectus, before investing in the Securities.

You will not receive interest payments or coupon payments on the Securities and there is no guarantee that you will receive your initial investment back or any return on the Securities.

You will not receive any periodic interest payments, coupon payments or other cash distributions on the Securities. While the dividends paid on the Index Constituent Securities, including ordinary and special dividends, are reflected in the level of the Index, you will not receive any periodic interest or coupon payments based on such dividends. No payments will be made on your notes prior to the Stated Maturity Date, Call Settlement Date, Redemption Date or Acceleration Settlement Date, as applicable. Further, as described in the accompanying product supplement, there is no guarantee that you will receive at maturity, call, upon acceleration or upon early redemption, your initial investment back or any return on that investment. We urge you to read the more detailed explanation of the structure of the Securities and the risks associated with the Securities under “Risk Factors” in the accompanying product supplement.

Risks of investing in equity securities.

The Index is comprised of equity securities. Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. In addition, the level of the Index can rise or fall sharply due to general market factors, such as market volatility, interest rate levels and economic and political conditions. Decreases in the prices of the Index Constituent Securities will result in a decrease in the Index level and, therefore, may have an adverse effect on the market value of the Securities.

In addition, common stock does not assure dividend payments, and common stockholders may receive dividends only after the company has provided for payment to its creditors, bondholders and preferred stockholders. Dividends are paid only when declared by an Index Constituent’s board of directors, and the amount of any dividend may vary over time.

Risk Factors

Risks related to the concentration of the Index Constituent Securities in the homebuilding industry.

The Index Constituent Securities will be concentrated in the homebuilding industry, which means that the Index will be more affected by the performance of the homebuilding industry than an index that is more diversified. The homebuilding industry can be significantly affected by changes in government spending, regulation, taxation, zoning laws, consumer confidence, demographic patterns, overbuilding, the level of new and existing home sales and the general condition of the economy and real estate market, among other factors. The homebuilding industry is also sensitive to interest rate fluctuations which can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential homebuyers. Moreover, homebuilders’ products may face obsolescence due to rapid technological developments and frequent new product introduction.

A downturn in the recovery or decline in economic conditions could adversely affect the homebuilding industry.

The homebuilding industry is cyclical and is significantly affected by changes in general and local economic and real estate conditions, such as employment levels; availability of financing for homebuyers; interest rates; consumer confidence; levels and prices of new homes for sale and alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties; demographic trends and housing demand. Adverse changes in these general and local economic conditions or deterioration in the broader economy could have a negative impact on homebuilders’ business and financial results. The economic downturn that began in 2007 was one of the most severe in U.S. history, and severely affected both the numbers of homes sold and the prices such homes could be sold for. We cannot predict whether the recovery in the housing market will continue. If the recovery were to slow or stop, or economic conditions were to worsen, the demand for new homes would likely decline, negatively impacting the homebuilding industry and the value of the Index.

A decline in land values could result in write-downs on the carrying values of land owned by homebuilders.

Inventory risks are substantial for the homebuilding industry. There are risks inherent in controlling, owning and developing land, and if housing demand declines, homebuilders may not be able to fully recover the cost of, or build profitably on, land or lots such homebuilders own. Moreover, there can be significant fluctuations in the value of homebuilders’ owned undeveloped land, building lots and housing inventories related to changes in market conditions. As a result, homebuilders’ deposits for building lots controlled under option or similar contracts may be put at risk, and such homebuilders may have to sell homes or land for a lower than anticipated profit margin or record inventory impairment charges with regard to such homebuilders’ developed and undeveloped land and lots. If market conditions were to deteriorate significantly in the future, homebuilders could be required to make significant write downs with regard to land inventory, which would decrease the asset values reflected on such homebuilders’ balance sheets and adversely affect such homebuilders’ earnings and stockholders’ equity.

Inflation may adversely affect homebuilders by increasing costs that such homebuilders may not be able to recover.

Inflation can adversely affect homebuilders by increasing costs of land, materials and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on demand for homes. In a highly inflationary environment, depending on industry and other economic conditions, homebuilders may be precluded from raising home prices enough to keep up with the rate of inflation, which would reduce such homebuilders’ profit margins. Although the rate of inflation has been low for the last several years, the homebuilding industry has been experiencing increases in the prices of

Risk Factors

labor and materials and there could be a significant increase in inflation in the future. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on homebuilders’ business or financial results.

A significant period of deflation could cause a decrease in overall spending and borrowing levels.

A significant period of deflation could lead to a further deterioration in economic conditions, including an increase in the rate of unemployment. Deflation could also cause the value of homebuilders’ inventories to decline or reduce the value of existing homes below the related mortgage loan balance, which could potentially increase the supply of existing homes and have a negative impact on homebuilders’ results of operations.

The homebuilding industry is highly competitive.

Homebuilders compete not only for homebuyers, but also for desirable land, financing, raw materials, skilled management and labor resources. Homebuilders compete with numerous national, regional and local competitors, as well as with sellers of existing homes, including foreclosed homes, and with rental housing. These competitive conditions can reduce the number of homes that homebuilders are able to deliver, negatively impacting their selling prices, reducing their profit margins, and causing impairments in the value of their inventory or other assets. Competition can also affect homebuilders’ ability to acquire suitable land, raw materials and skilled labor at acceptable costs or terms.

Supply shortages and risks related to the demand for skilled labor and building materials could increase homebuilders’ costs and delay their deliveries.

Increased costs or shortages of skilled labor and/or lumber, framing, concrete, steel and other building materials could cause increases in construction costs and construction delays. Homebuilders generally are unable to pass on increases in construction costs to customers who have already entered into purchase contracts, as those contracts generally fix the price of the homes at the time the contracts are signed, which may be well in advance of the construction of the homes. Sustained increases in construction costs may, over time, erode homebuilders’ margins, particularly if pricing competition restricts homebuilders’ ability to pass additional costs of materials and labor on to homebuyers.

Adverse weather conditions and natural disasters can harm the homebuilding industry.

Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires, volcanic activity, droughts and floods, can delay development work, home construction and home closings, adversely affect the cost or availability of materials or labor and damage homes under construction. The climates and geology of California, Florida, Texas and other coastal areas, in particular, present increased risks of adverse weather or natural disasters to homebuilders operating in those regions.

Governmental regulations, including those regarding land use, environmental matters and labor matters, could increase the cost and limit the availability of homebuilding development and homebuilding projects and adversely affect homebuilders’ business or financial results.

Homebuilders are subject to extensive and complex laws and regulations that affect the land development, homebuilding and apartment development process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal and use of open spaces. These regulations often provide broad discretion to the administering governmental authorities as to the conditions homebuilders must meet prior to development or construction being approved, if they are approved at all. Homebuilders are also subject to determinations by governmental authorities as to the adequacy of water or sewage facilities, roads and other local

Risk Factors

services with regard to particular residential communities. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay, or increase the costs of land development or home construction.

Budget reductions by state and local governmental agencies may increase the time it takes to obtain required approvals and therefore may aggravate the delays homebuilders could encounter. Government agencies also routinely initiate audits, reviews or investigations of homebuilders’ business practices to ensure compliance with applicable laws and regulations, which can cause such homebuilders to incur costs or create other disruptions in such homebuilders’ businesses that can be significant.

Homebuilders are also subject to a variety of local, state and federal laws and regulations concerning the protection of the environment. Environmental laws and regulations may result in delays, may cause homebuilders to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. In addition, some environmental laws impose strict liability, which means that homebuilders may be held liable for unlawful environmental conditions on property a homebuilder owns which such homebuilder did not create. In certain markets, homebuilders are required by law to pay environmental impact fees, use energy-saving construction materials and give commitments to municipalities to provide infrastructure such as roads and sewage systems. Homebuilders generally are also required to obtain permits, entitlements and approvals from local authorities to commence and carry out residential development or home construction. These permits, entitlements and approvals may, from time-to-time, be opposed or challenged by local governments, environmental advocacy groups, neighboring property owners or other possibly interested parties, adding delays, costs and risks of non-approval to the process.

Homebuilders are also subject to laws and regulations related to workers’ health and safety, and there are efforts to subject homebuilders to other labor related laws or rules, some of which may make homebuilders responsible for things done by such homebuilders’ subcontractors over which such homebuilders have little or no control. In addition, homebuilders are subject to various state and federal statutes, rules and regulations, including those that relate to lending operations and other areas of mortgage origination and loan servicing. The impact of those statutes, rules and regulations can increase homebuyers’ costs of financing, and homebuilders’ cost of doing business, as well as restricting homebuyers’ access to some types of loans. The subcontractors homebuilders rely on to perform the actual construction of homes are also subject to a significant number of local, state and federal laws and regulations, including laws involving matters that are not within such homebuilders’ control. If the subcontractors who construct homebuilders’ homes fail to comply with all applicable laws, homebuilders can suffer reputational damage, and may be exposed to possible liability.

Any change in the dividends paid by or the dividend policies of the Index Constituents may have an adverse impact on the performance of the Index, and therefore the market value of the Securities.

The Index is a total return index, which means that the level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends paid on the Index Constituent Securities, including ordinary and special dividends. As a result, any change in the amount of dividends paid on the Index Constituent Securities may have an adverse impact on the level of the Index, and therefore on the market value of the Securities. The issuers of the Index Constituent Securities may decide at any time to alter their dividend policies, including by ceasing to pay dividends entirely, and have no obligation to consider the interests of holders of the Securities when making such decisions.

Risk Factors

Market disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, in the event that trading in an Index Constituent Security is suspended prior to the relevant market opening, such Index Constituent Security’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in an Index Constituent Security is suspended while the relevant market is open, the last traded price for such Index Constituent Security will be used for all subsequent Index calculations until trading resumes. Any such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation or publication of the Index, or if the Index Sponsor terminates our right to use the Index, it may become difficult to determine the market value of the Securities and the payment at maturity or call, upon acceleration or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity or call, upon acceleration or upon early redemption will be determined by the Calculation Agent in its sole discretion, as described under “General Terms of the Securities — Discontinuance of or Adjustments to the Relevant Index; Alteration of Method of Calculation” and “ — Calculation Agent” in the accompanying product supplement. The Index Sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. UBS has not conducted any independent review or due diligence of the Index or the Index Sponsor, including the publicly available information with respect to the Index Sponsor or the Index. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

The Index has limited historical information.

The Index was created on June 7, 2005, and therefore has a limited history. The Index Sponsor has published limited information about how the Index would have performed had it been calculated in the past. Because the Index is of recent origin and limited or no historical performance data exists with

Risk Factors

respect to it, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The estimated historical information in this prospectus supplement is presented for information only and the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical performance of the Index. The performance of the Index will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Historical levels of comparable indices should not be taken as an indication of the future performance of any index during the term of the Securities.

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call, acceleration or upon early redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fiilligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this prospectus supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Risk Factors

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” on page PS-25. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” on page PS-25 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Hypothetical Examples

The following four examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 3.00% per month for twelve months (Example 1), as well as an example in which the Index Closing Level decreases at a constant rate of 3.00% per month for twelve months (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 3.00% per month for the first six months and then decreasing by 3.00% per month for the next six months, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 3.00% per month for the first six months, and then increasing by 3.00% per month for the next six months. For ease of analysis and presentation, the following four examples assume that the term of the Securities is twelve months, the last Trading Day of the Call Measurement Period, or the Redemption Valuation Date, occurs on the month end and that no acceleration upon minimum indicative value has occurred.

The following assumptions are used in each of the four examples:

➢	the initial level for the Index is 3000;

➢	the Redemption Fee Rate (as defined in the accompanying product supplement) is 0.125%;

➢	the Financing Rate (the Financing Spread plus three-month LIBOR (which in these hypothetical examples is assumed to be 0.30%), as defined in the accompanying product supplement) is 1.10%;

➢	the Current Principal Amount (as defined in the accompanying product supplement) on the first day is $25.00; and

➢	the Annual Tracking Rate (as defined in the accompanying product supplement) is 0.85%.

The examples highlight the effect of two times leverage and monthly compounding, and the impact of the Accrued Fees (as defined in the accompanying product supplement) on the payment at maturity or call, or upon early redemption, under different circumstances. The assumed Financing Rate is not an indication of the Financing Rate throughout the term of the Securities. The Financing Rate will change during the term of the Securities, which will affect the performance of the Securities.

Because the Accrued Fees take into account the monthly performance of the Index, as measured by the Index Closing Level, the absolute level of the Accrued Fees is dependent on the path taken by the Index Closing Level to arrive at its ending level. The figures in these examples have been rounded for convenience. The Cash Settlement Amount figures for month twelve are as of the hypothetical Calculation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Hypothetical Examples

Example 1

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+( 2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	3090.00	0.0300	1.060	0.0229	$26.50	$0.0185	$0.0414	$26.46	$26.4255
2	3182.70	0.0300	1.060	0.0243	$28.05	$0.0196	$0.0438	$28.00	$27.9672
3	3278.18	0.0300	1.060	0.0257	$29.68	$0.0207	$0.0464	$29.64	$29.5989
4	3376.53	0.0300	1.060	0.0272	$31.41	$0.0219	$0.0491	$31.37	$31.3258
5	3477.82	0.0300	1.060	0.0288	$33.25	$0.0232	$0.0520	$33.19	$33.1534
6	3582.16	0.0300	1.060	0.0304	$35.19	$0.0246	$0.0550	$35.13	$35.0877
7	3689.62	0.0300	1.060	0.0322	$37.24	$0.0260	$0.0582	$37.18	$37.1348
8	3800.31	0.0300	1.060	0.0341	$39.41	$0.0275	$0.0616	$39.35	$39.3014
9	3914.32	0.0300	1.060	0.0361	$41.71	$0.0291	$0.0652	$41.65	$41.5943
10	4031.75	0.0300	1.060	0.0382	$44.15	$0.0308	$0.0690	$44.08	$44.0210
11	4152.70	0.0300	1.060	0.0404	$46.72	$0.0326	$0.0730	$46.65	$46.5894
12	4277.28	0.0300	1.060	0.0428	$49.45	$0.0345	$0.0773	$49.37	$49.3075
Cumulative Index Return:				42.58%
Return on Securities (assumes no early redemption):				97.48%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 2

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1+( 2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	2910.00	-0.0300	0.940	0.0229	$23.50	$0.0164	$0.0393	$23.46	$23.4313
2	2822.70	-0.0300	0.940	0.0215	$22.05	$0.0154	$0.0369	$22.02	$21.9886
3	2738.02	-0.0300	0.940	0.0202	$20.70	$0.0145	$0.0346	$20.66	$20.6347
4	2655.88	-0.0300	0.940	0.0189	$19.42	$0.0136	$0.0325	$19.39	$19.3641
5	2576.20	-0.0300	0.940	0.0178	$18.23	$0.0127	$0.0305	$18.19	$18.1718
6	2498.92	-0.0300	0.940	0.0167	$17.10	$0.0119	$0.0286	$17.07	$17.0529
7	2423.95	-0.0300	0.940	0.0157	$16.05	$0.0112	$0.0269	$16.02	$16.0029
8	2351.23	-0.0300	0.940	0.0147	$15.06	$0.0105	$0.0252	$15.04	$15.0176
9	2280.69	-0.0300	0.940	0.0138	$14.13	$0.0099	$0.0237	$14.11	$14.0929
10	2212.27	-0.0300	0.940	0.0129	$13.26	$0.0093	$0.0222	$13.24	$13.2251
11	2145.90	-0.0300	0.940	0.0121	$12.45	$0.0087	$0.0208	$12.43	$12.4108
12	2081.53	-0.0300	0.940	0.0114	$11.68	$0.0082	$0.0196	$11.66	$11.6466
Cumulative Index Return:				-30.62%
Return on Securities (assumes no early redemption):				-53.36%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 3

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) - H)	(I - Redemption Fee)
1	3090.00	0.0300	1.060	0.0229	$26.50	$0.0185	$0.0414	$26.46	$26.4255
2	3182.70	0.0300	1.060	0.0243	$28.05	$0.0196	$0.0438	$28.00	$27.9672
3	3278.18	0.0300	1.060	0.0257	$29.68	$0.0207	$0.0464	$29.64	$29.5989
4	3376.53	0.0300	1.060	0.0272	$31.41	$0.0219	$0.0491	$31.37	$31.3258
5	3477.82	0.0300	1.060	0.0288	$33.25	$0.0232	$0.0520	$33.19	$33.1534
6	3582.16	0.0300	1.060	0.0304	$35.19	$0.0246	$0.0550	$35.13	$35.0877
7	3474.69	-0.0300	0.940	0.0322	$33.02	$0.0231	$0.0553	$32.97	$32.9272
8	3370.45	-0.0300	0.940	0.0302	$30.99	$0.0217	$0.0519	$30.94	$30.8998
9	3269.34	-0.0300	0.940	0.0284	$29.08	$0.0203	$0.0487	$29.03	$28.9972
10	3171.26	-0.0300	0.940	0.0266	$27.29	$0.0191	$0.0457	$27.25	$27.2117
11	3076.12	-0.0300	0.940	0.0250	$25.61	$0.0179	$0.0429	$25.57	$25.5362
12	2983.84	-0.0300	0.940	0.0234	$24.03	$0.0168	$0.0402	$23.99	$23.9639
Cumulative Index Return:				-0.54%
Return on Securities (assumes no early redemption):				-4.02%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

Example 4

Month End	Index Closing Level*	Index Performance Ratio	Index Factor	Accrued Financing Charge for the Applicable Month**	Current Indicative Value	Accrued Tracking Fee for the Applicable Month***	Accrued Fees for the Applicable Month	Current Principal Amount#^****	Redemption Amount
A	B	C	D	E	F	G	H	I	J
		((Index Closing Level - Monthly Initial Closing Level) / Monthly Initial Closing Level)	(1 + (2 x C))	(Previous Current Principal Amount x Financing Rate x Act/360)	(Previous Current Principal Amount x D)*	(Annual Tracking Rate x F x Act/365)	(E + G)	((Previous Current Principal Amount x D) -H)	(I - Redemption Fee)
1	2910.00	-0.0300	0.940	0.0229	$23.50	$0.0164	$0.0393	$23.46	$23.4313
2	2822.70	-0.0300	0.940	0.0215	$22.05	$0.0154	$0.0369	$22.02	$21.9886
3	2738.02	-0.0300	0.940	0.0202	$20.70	$0.0145	$0.0346	$20.66	$20.6347
4	2655.88	-0.0300	0.940	0.0189	$19.42	$0.0136	$0.0325	$19.39	$19.3641
5	2576.20	-0.0300	0.940	0.0178	$18.23	$0.0127	$0.0305	$18.19	$18.1718
6	2498.92	-0.0300	0.940	0.0167	$17.10	$0.0119	$0.0286	$17.07	$17.0529
7	2573.88	0.0300	1.060	0.0157	$18.10	$0.0126	$0.0283	$18.07	$18.0478
8	2651.10	0.0300	1.060	0.0166	$19.15	$0.0134	$0.0299	$19.12	$19.1008
9	2730.63	0.0300	1.060	0.0175	$20.27	$0.0142	$0.0317	$20.24	$20.2152
10	2812.55	0.0300	1.060	0.0186	$21.45	$0.0150	$0.0335	$21.42	$21.3946
11	2896.93	0.0300	1.060	0.0196	$22.71	$0.0159	$0.0355	$22.67	$22.6428
12	2983.84	0.0300	1.060	0.0208	$24.03	$0.0168	$0.0376	$23.99	$23.9639
Cumulative Index Return:				-0.54%
Return on Securities (assumes no early redemption):				-4.02%

*	The Index Closing Level is also: (i) the Monthly Initial Closing Level for the following month; and (ii) the Index Valuation Level for calculating the Call Settlement Amount, the Redemption Amount and the Cash Settlement Amount
**	Accrued Financing Charge is calculated on an act/360 basis (30-day months are assumed for the above calculations)
***	Accrued Tracking Fee is calculated on an act/365 basis (30-day months are assumed for the above calculations)
****	Previous Current Principal Amount is also the Financing Level
#	This is also the Call Settlement Amount
^	For month twelve, this is also the Cash Settlement Amount

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the Index Closing Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities, will depend on the monthly compounded leveraged return of the Index, and, if positive, whether it will be sufficient to offset the negative effect of the Accrued Fees over the relevant period and, if applicable, the Redemption Fee. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the Index Valuation Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

The ISE Exclusively Homebuilders Index

We have derived the following description of the Index from the ISE Exclusively Homebuilders Index Index Methodology Guide, which governs the management and calculation of the Index and is published by the Index Sponsor. We have also derived certain Information about the Index from public sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The Index is calculated by Solactive and maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index focuses solely on companies that engage in the development and construction of homes and communities. The Index is designed to provide direct exposure to homebuilders and attempts to capture at least two-thirds of the homebuilders industry’s market capitalization. Due to the non-uniform weight distribution across entire industries, a “modified” market capitalization-weighted methodology is used to adjust the weighting of the Index Constituent Securities. This modification prevents a few large Index Constituent Securities from dominating the Index and distorting an Index return that is representative of an industry sector.

The Index is calculated in real-time and disseminated via Boerse Stuttgart AG and market data vendors every day the U.S. equity markets are open. Index values are available at www.ise.com.

Companies may not apply, and may not be nominated, for inclusion in the Index. Companies are added or removed by ISE based on the methodology described below. Whenever possible, ISE will publicly announce changes to the Index at www.ise.com at least five Trading Days in advance of the actual change.

Index Construction

Base date and value

The base date of the Index is December 31, 2000, and the base value on such date was 9.07. The Index was comprised of 21 Index Constituent Securities as of March 6, 2015 and the Index is weighted using a multi criteria-based weighting method, as described below.

Component eligibility and other requirements

All of the following requirements must be met in order for an entity to be eligible for inclusion in the Index:

1.	The entity’s common stock must be listed on the NYSE, NYSE MKT or NASDAQ. Initial public offerings must be listed for at least 6 months.

2.	At least 25% of the entity’s stock must be publicly floated.

3.	The entity must be an operating company and not a closed-end fund, exchange-traded fund, holding company, investment vehicle, or royalty trust.

An entity must also satisfy the following market capitalization, liquidity, and weighting concentration requirements in order to be eligible for inclusion in the Index:

1.	Each Index Constituent Security must have a market capitalization of at least $75 million, except that for each of the lowest weighted Index Constituent Securities that in the aggregate account for no more than 10% of the weight of the Index, the market capitalization for such Index Constituent Securities must be at least $50 million.

The ISE Exclusively Homebuilders Index

2.	Trading volume of each Index Constituent Security must have been at least one million shares for each of the prior six months, except that for each of the lowest weighted Index Constituent Securities that in the aggregate account for no more than 10% of the weight of the Index, trading volume must have been at least 500,000 shares for each of the prior six months.

3.	No single Index Constituent Security may represent more than 30% of the weight of the Index, and the five highest weighted Index Constituent Securities may not in the aggregate account for more than 60% of the weight of the Index. This requirement no. 3 must be met continuously throughout the year.

4.	The lesser of (i) the five highest weighted Index Constituent Securities and (ii) the highest weighted Index Constituent Securities that in the aggregate represent at least 30% of the total number of component securities in the Index must each have had an average monthly trading volume of at least 2,000,000 shares over the prior six months.

Industry classification

Index Constituent Securities are generally selected from companies listed under Global Industry Classification Standard (“GICS”) industry code 25201030. However, this code is intended to be used only as a guideline to define the homebuilders industry, and ISE may substitute constituents in this GICS code for others that it deems to be more relevant to the homebuilders industry.

Weighting and float-adjustment

The Index is weighted by float-adjusted market capitalization, using Solactive’s methodology. The float-adjusted number of shares for each Index Constituent Security is determined by assigning each Index Constituent Security an availability factor, which represents the percentage of shares deemed available (i.e., tradable) on the open market, and is developed by excluding certain types of holdings. Shares may be excluded from the total number deemed available for three reasons: (i) corporate crossholdings, (ii) private control block holdings, or (iii) government holdings. Any entity acting alone or in concert that possesses a holding greater than or equal to 10% of an Index Constituent Security’s total capitalization is considered to hold a private control block of such Index Constituent Security.

Dividend treatment

The Index, as a total return index, accounts for dividend payments by reinvesting them on a daily basis. Solactive uses the ex-dividend date to determine the total daily dividends for each day.

Calculation of the Index

The Index is calculated using a Laspeyres approach utilizing the following basic equations:

Index Level =	Combined Adjusted Market Value of All Components
Divisor

Which can be represented by the following equation:

where:

I(t) = Index value at time (t)

D(t) = Divisor at time (t)

n = Number of Index Constituent Securities at time (t)

The ISE Exclusively Homebuilders Index

Pi(t) = Price of Index Constituent Security (i) at time (t)

Si(t) = Number of Index shares of Index Constituent Security (i) at time (t)

Fi(t) = Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency

The initial Index divisor is determined using the following equation:

where:

I(o) = Base Index value at base date

Do = Initial divisor at base date

n = Number of Index Constituent Securities in the Index

Pi(o) = Closing price of Index Constituent Security (i) at base date

Si(o) = Number of shares of Index Constituent Security (i) at base date

Fi(t) = Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency

Changes to the Index composition and accounting for the reinvestment of regular dividends require divisor adjustments in order to retain Index continuity before and after specific events (as described under “ — Index Maintenance”). Divisor changes are made according to the following formula:

where:

D(t+1) = Divisor after changes are made to the Index

Pi(t+1) = Price of Index Constituent Security (i) after Index changes

Si(t+1) = Number of shares of Index Constituent Security (i) after Index changes

Fi(t+1) = Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency after Index changes

D(t) = Divisor before changes are made to the Index

The ISE Exclusively Homebuilders Index

Pi(t) = Price of Index Constituent Security (i) prior to Index changes

Si(t) = Number of shares of Index Constituent Security (i) prior to Index changes

Fi(t) = Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency prior to Index changes

Initial component selection

The following steps are taken to select the initial components for the Index:

1.	All common stocks under GICS code 25201030 are ranked in descending order by unadjusted market capitalization.

2.	Entities that do not meet the component eligibility requirements discussed above under “ — Index Construction” are removed.

3.	If an entity has multiple share classes, the most liquid class of common securities for that entity is included and the remaining classes are removed.

4.	The assigned weights of the component stocks are adjusted such that the weights conform to the following schedule:

i.	Stocks ranked 1-2 are each assigned weights of 10.0%.

ii.	Stocks ranked 3-4 are each assigned weights of 8.0%.

iii.	Stocks ranked 5-17 are each assigned weights of 4.5%.

iv.	The remaining 5.5% weighting is evenly distributed among the remaining stocks.

5.	If the total Index portfolio has fewer than 19 components, then the following modified approach is applied:

i.	Weights are assigned according to the schedule above for the first 17 ranked stocks (even if there are fewer than 17 total stocks).

ii.	If there are a total of 18 stocks available, a 2.75% weighting is assigned to the 18th-ranked stock.

iii.	The individual weights of the Index Constituent Securities are added together.

iv.	The weighting of each Index Constituent Security is proportionately scaled such that the total combined weight is 100%.

The ISE Exclusively Homebuilders Index

Index Maintenance

Divisor changes

Certain changes to the Index composition due to corporate actions or Index Constituent Security eligibility changes require Index divisor adjustments as follows:

Index Constituent Security Change	Adjustment
Index Constituent Security Replacement	The market value of the Index Constituent Security added is added and the market value of the Index Constituent Security removed is subtracted.
Share Issuance (when change is ≥ 5%)	Newly issued shares are added to existing shares outstanding.
Share Repurchase (when change is ≥ 5%)	Repurchased shares are subtracted from existing shares outstanding.
Spinoff*	The following quotient is subtracted from the price of the parent entity: (spinoff stock price / share exchange ratio).
Special Cash Dividend	The value of the special dividend is reinvested into the Index Component Security.
Rights Offering	The following quotient is subtracted from the price of the parent entity: (price of rights / rights ratio).

Stock splits and reverse splits do not require Index divisor adjustments.

Index divisor changes are usually made, in the case of dividends, on the ex-dividend date, in the case of mergers, on the announced effective date and for other corporate actions, on the date when such action becomes effective. For example, ISE uses the ex-dividend date rather than the payment date when making Divisor adjustments.

*Special note on Spinoffs: If an entity being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent entity’s closing price.

Additional procedures for changes to an Index Constituent Security’s outstanding shares

The number of common shares outstanding for each Index Constituent Security is reviewed every Friday. Changes to an Index Constituent Security worth less than 5% of its market value are updated on a quarterly basis, becoming effective after the close of the U.S. trading markets on the third Friday of March, June, September, or December, as applicable. The Index divisor is adjusted at that time to compensate for such changes. Whenever possible, changes are announced on ISE’s publicly available website at least five Trading Days prior to the effective date.

Changes to an Index Constituent Security worth 5% or more of its market value are adjusted after the close on the Wednesday of the following week. The Index divisor change also becomes effective after the close on that day. Whenever possible, changes are announced on ISE’s publicly available website at least one Trading Day prior to the effective date.

The ISE Exclusively Homebuilders Index

Unscheduled changes to the outstanding shares of an Index Constituent Security due to corporate actions may be processed the same day they are announced, depending on the time the details are received by Solactive. In such cases, the Index divisor changes may become effective that same day, and immediately announced at www.ise.com.

Scheduled component changes

The Index undergoes a semi-annual review in June and December each year. Component changes are made after the close on the third Friday of June and December and become effective at the opening on the next Trading Day. Changes are announced at www.ise.com at least five Trading Days prior to their effective date. Each semi-annual review proceeds as follows:

1.	All eligible stocks are ranked by market capitalization using the requirements under “ — Index Construction — Component eligibility and other requirements” above.

2.	All current Index Constituent Securities are ranked by market capitalization.

3.	Any Index Constituent Security that fails to meet the eligibility requirements is removed.

4.	The market capitalizations of Index Constituent Securities in the Homebuilders Index are adjusted according to the procedures described under “ — Index Maintenance — Initial component selection”.

Unscheduled component changes

Component changes may occur between scheduled review and rebalancing events if a specific corporate event makes an existing Index Constituent Security ineligible. The following events may require an Index Constituent Security’s replacement, as described in the table below:

Event	Action
Merger or acquisition	If a merger or acquisition results in one Index Constituent absorbing another, the common stock of the resulting entity will remain an Index Constituent Security and the common stock of the absorbed entity will be replaced. If an Index Constituent is absorbed by a non-Index Constituent, the original Index Constituent Security will be removed and replaced.

Spin-off	If an Index Constituent splits or spins off a portion of its business to form one or more new entities, the common stock of the resulting entity with the highest market value will remain an Index Constituent Security as long as it meets the eligibility requirements. The remaining entity or entities will be evaluated for eligibility and possible addition to the Index.

Bankruptcy	An Index Constituent Security will be removed and replaced immediately after voluntarily or involuntarily entering bankruptcy proceedings.

Delisting	An Index Constituent Security will be removed and replaced immediately after being delisted from its primary stock market.

ISE maintains a Component Replacement Pool (“CRP”) for the Index at all times for contingency purposes. The CRP contains (when possible) at least three companies that meet the Index’s eligibility requirements and are ranked by market value. A component is included in the CRP if it was ineligible for inclusion in the Index at the previous scheduled semi-annual review (as described above in “ — Index

The ISE Exclusively Homebuilders Index

Maintenance — Scheduled Component Changes”) but becomes eligible prior to the next scheduled semi-annual review. Components removed from the Index are replaced with those from the CRP in descending order by market value. Whenever possible, interim component changes are announced at www.ise.com five Trading Days prior to the date when a component change becomes effective.

Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods for the Index if (i) the single highest weighted Index Constituent Security accounts for 30% or more of the total Index weight or (ii) the five highest weighted Index Constituent Securities account for 60% or more of the total Index weight.

In the event of case (i), the market capitalization of such Index Constituent Security will be adjusted such that its weight equals 20% of the Index. In the event of case (ii), the market capitalizations of each such Index Constituent Security will be adjusted such that their combined weight equals 50% of the Index.

Index calculation and dissemination

Total return calculation

The Index is calculated on a real-time basis. The Index is calculated using the last traded price for each Index Constituent Security in such Index Constituent Security’s primary exchange.

Index values are rounded to two decimal places and Index divisors are rounded to 14 decimal places.

Calculation frequency and dissemination

The Index is calculated and disseminated by Solactive AG on an end-of-day basis. Prices are delivered to ISE every 15 seconds and subsequently published to the Options Price Reporting Authority. Index values are posted at www.ise.com.

If trading in an Index Constituent Security is suspended prior to the market opening on a given Trading Day, such Index Constituent Security’s adjusted closing price from the previous Trading Day will be used in the Index calculation until trading commences. If trading in an Index Constituent Security is suspended while the relevant market is open, the last traded price for that Index Constituent Security will be used for all subsequent Index calculations until trading resumes.

Input data

Solactive uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors. Please refer to “ — Data Correction” below for more detail.

The Index closing price is calculated using the closing prices issued by the primary exchange for each Index Constituent Security. If the primary exchange changes the closing price of an Index Constituent Security, the new price will be used to calculate the Index closing price. A final check of each closing price is done between one hour and one and one half hours after the close of each applicable primary exchange market. This timeframe may be expanded at Solactive’s discretion on days where trading volume is unusually large at the close.

For example, futures and options expiration dates, and large Index rebalancing dates often result in unusually large volume. Only changes received prior to each Trading Day’s final check are used in the closing price calculation.

Data Correction

Incorrect Index Constituent Security data, corporate action data, or Index divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected during the day on which they are discovered. If discovered after five days, adjustments will be handled on a case-by-case basis

The ISE Exclusively Homebuilders Index

depending on the significance of the error and the feasibility of a correction. Announcements will be made on

www.ise.com prior to the change becoming effective. Incorrect intraday Index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Publication of Index Value

The level of the Index is calculated in accordance with the method described in “ — Index calculation and dissemination” above. The value of the Index in real time and at the close of trading on each Trading Day will be published by Bloomberg L.P. or a successor under the following ticker symbol: “RUFTR”.

Index Governance

Decisions regarding the treatment of corporate actions, review of scheduled and unscheduled component weight adjustments and management of the Component Replacement Pool are managed by the ISE ETF Ventures Group.

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 9.07 on December 31, 2000. Solactive began independently calculating the Index on June 7, 2005 (the “Index commencement date”). Therefore, the historical information for the period from December 31, 2004 until June 7, 2005 is hypothetical and is provided as an illustration of how the Index would have performed during the period had Solactive begun calculating the Index on the Index commencement date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after June 7, 2005 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of each of the Index and the price return version of the Index from December 31, 2004 through March 6, 2015.

Estimated Historical and Historical Results for

the period December 31, 2004 through March 6, 2015

	Index		Price Return Index
Year	Ending Level	Annual Return	Ending Level	Annual Return
2004	34.85	N/A	34.00	N/A
2005	40.43	16.01%	39.41	15.91%
2006	32.28	-20.16%	31.19	-20.86%
2007	13.08	-59.48%	12.48	-59.99%
2008	7.81	-40.29%	7.37	-40.95%
2009	10.23	30.99%	9.59	30.12%
2010	10.58	3.42%	9.87	2.92%
2011	8.05	-23.91%	7.45	-24.52%
2012	16.00	98.76%	14.69	97.18%
2013	17.53	9.56%	16.04	9.19%
2014	16.79	-4.22%	15.30	-4.61%
2015 (through 3/6/15)	17.15	2.14%	15.61	2.03%

The ISE Exclusively Homebuilders Index

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE

IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Index from December 31, 2004 through March 6, 2015 in comparison with the S&P Homebuilders Select Industry Index Total Return and the S&P 500 Total Return Index.

	Index*	S&P Homebuilders Select Industry Index Total Return	S&P 500 Total Return Index
Total Return	-50.79%	-6.48%	111.56%
Annualized Return	-6.73%	-0.66%	7.64%

*	The data for the Index for the period prior to its inception on June 7, 2005 is estimated and is derived by using the Index’s calculation methodologies with historical prices.

Historical information presented is as of March 6, 2015, and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

The graph below is based on the levels of the Index, the S&P Homebuilders Select Industry Index Total Return and the S&P 500 Total Return Index.

*	The data for the Index for the period prior to its inception on June 7, 2005 is estimated and is derived by using the Index’s calculation methodology with historical prices.

License Agreement

We have entered into an agreement with ISE, the Index Sponsor, that provides us and our affiliates with a non-transferable, limited license for a fee, with the right to use the Index in connection with issuing, offering, or listing exchange-traded notes or exchange-traded funds in the United States.

The ISE Exclusively Homebuilders Index

Modifications to the Index

The Index Sponsor may revise Index policy for timing of rebalancings or other matters as described above under “ — Index Governance.” The effect of any such changes is described above under “ — Index Maintenance.” The Index Sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Disclaimer

“ISE Exclusively Homebuilders™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE Exclusively Homebuilders™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS Securities LLC is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and calculated by ISE without regard to UBS Securities LLC or the Securities. ISE has no obligation to take the needs of UBS Securities LLC or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS SECURITIES LLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS SECURITIES LLC.

Additional Terms of the Securities

The general terms of the Securities in the accompanying product supplement are modified by the specific definitions and terms below, in addition to the specific terms of the Securities described elsewhere in this pricing supplement.

“Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchange on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

“Primary Exchange” means, with respect to each Index Constituent Security, the respective primary exchange where the Index Constituent Security has its primary listing.

Please see “Product Supplement Summary” and “General Terms of the Securities” in the accompanying product supplement for an explanation of the method for determining any payment at maturity or call, upon acceleration or upon early redemption.

The methods for determining the Cash Settlement Amount at Maturity, the Redemption Amount, the Call Settlement Amount and the Acceleration Amount, which also describe how the Accrued Fees and the Redemption Fee are calculated, begin on pages S-33, S-35, S-37 and S-37, respectively, of the accompanying product supplement.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The United States federal income tax consequences of your investment in the Securities are uncertain. The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying prospectus and the discussion under “Material U.S. Federal Income Tax Consequences” on page S-47 of the accompanying product supplement and is subject to the assumptions, limitations and exceptions set forth therein. Except as otherwise noted under “Non-United States Holders” below, this discussion only applies to you if you are a United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences” on page S-47 of the accompanying product supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Under that treatment, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments. For a discussion of the possible alternative treatments of your Securities, please see the discussion under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-48 of the accompanying product supplement.

Non-United States Holders. If you are a non-United States holder, as that term is defined under “Material U.S. Federal Income Tax Consequences — Non-United States Holders” on page S-51 of the accompanying product supplement, please see the discussion in that section regarding the tax treatment of a non-United States holder of the Securities, including the possibility that a non-United States holder of the Securities may be subject to tax at a rate of 30% (or lower treaty rate) with respect to any dividends paid on the Index Constituent Securities during the time it holds its Securities, even if the Securities are not deemed to be wholly or partially reissued for tax purposes each time the Index rebalances (as further discussed below).

If you own or are treated as owning more than 5% of the Securities (or if have owned or have been treated as owning more than 5% of the Securities during the five-year period ending on the date of your disposition) or if the Securities are not considered regularly traded on an established securities market, then you may be subject to a “FIRPTA tax” under Section 897 of the Code if any of the Index Constituent Securities are treated as a “United States real property interest” (“USRPI”) within the meaning of Section 897 of the Code. If the Securities are so treated, all or a portion of any gain that you recognize upon the sale, exchange or maturity of your Securities would be deemed to be “effectively connected income,” with the consequences described in the accompanying product supplement, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding

Material U.S. Federal Income Tax Consequences

tax. A number of the Index Constituents have disclosed in their public filings that they believe that they are treated as “United States real property holding companies” (“USRPHCs”); stock in a USRPHC is treated as a USRPI. We did not independently investigate as to whether such statements are current as of the date hereof, and we will not attempt to ascertain whether any Index Constituent Security may treated as a USRPI in the future. You should refer to information filed with the SEC with respect to each Index Constituent and consult your tax advisor regarding the possible consequences to you, if any, if any Index Constituent Security is or becomes a USRPI. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a USRPI.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by a non-United States holder. According to a notice issued by the IRS on March 4, 2014, the IRS intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized (the “grandfather date”). Accordingly, subject to the discussion in the paragraph below, we anticipate that non-United States holder of the Securities generally will not be subject to tax under Section 871(m) of the Code.

It is possible that your Securities could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances. As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued after the “grandfather date” referenced above may be subject to U.S. federal withholding tax under Section 871(m) of the Code. In addition, the Securities may be treated as “specified ELIs” for this purpose. It is therefore possible that a holder that acquires Securities before the “grandfather date” (such as an initial purchaser of the Securities) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Securities are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing. Similarly, the Foreign Account Tax Compliance Act (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. While the Securities should initially be “grandfathered” from FATCA withholding, new Securities that a holder is deemed to receive after a deemed reissuance may not have “grandfathered” status and could therefore be subject to FATCA withholding. We will not pay any additional amounts if we determine to impose Section 871(m) withholding or FATCA withholding with respect to your Securities.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee (as described in the accompanying product supplement). Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement, the accompanying product supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” in the accompanying product supplement, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Annual Tracking Fee to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: ETRACS Notice of Early Redemption, CUSIP No.: 90274P302

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[            ]1

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the product supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of early redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day prior to the applicable Redemption Valuation Date; (ii) the broker’s confirmation of redemption, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the product supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Redemption Valuation Date.

[1]	Subject to adjustment as described in the product supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due March 13, 2045, CUSIP No. 90274P302, redeemable for a cash amount based on the performance of the total return version of the ISE Exclusively Homebuilders Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify],2 with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the product supplement relating to the Securities, as supplemented by the pricing supplement relating to the Securities (as so supplemented, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this broker’s confirmation of redemption is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of early redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

[2]	Subject to adjustment as described in the product supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

$100,000,000 ETRACS

Monthly Reset 2xLeveraged ISE

Exclusively Homebuilders

ETN due March 13, 2045

Pricing Supplement dated March 10, 2015

(To Product Supplement dated November 14, 2014 and Prospectus dated November 14, 2014)

UBS Investment Bank